EXHIBIT 99.1

           AMERICAN RIVER HOLDINGS ANNOUNCES AN ADDITION TO ITS BOARD

SACRAMENTO, CA - JANUARY 2, 2004 - American River Holdings' (Nasdaq: AMRB) Chairman of the Board, Charles D. Fite, announced the addition of William Robotham to their Board of Directors effective January 1, 2004. A founding member of North Coast Bank's Board of Directors, Mr. Robotham will continue to serve on their Advisory Board. North Coast Bank operates in a family of financial service providers led by American River Holdings' subsidiary American River Bank.

Mr. Robotham is the Executive Partner of Pisenti & Brinker, LLP, the largest California CPA consulting firm north of San Francisco. Sonoma Business Magazine has voted Pisenti & Brinker, LLP as the best CPA firm in Sonoma County for three years in a row. Mr. Robotham currently serves on the Board of the Sonoma County Museum and is Chairman of the Board for Randal Nutritional Products.

"Bill is a dynamic business leader in Sonoma County and having his input and experience on the American River Holdings Board will be invaluable," said David Taber, President and CEO of American River Holdings.

American River Holdings is the parent company of American River Bank, a community business bank located in Sacramento, California that operates a family of financial service providers including North Coast Bank in Sonoma County, and first source capital in Sacramento.

Related websites: www.amrb.com, www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com


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